EXHIBIT 11

                   COMPUTATION OF NET INCOME PER COMMON SHARE




                                               DECEMBER 31
                                               -----------
                                   1997            1996           1995
                                   ----            ----           ----

NET INCOME (LOSS)               (2,259,251)     $   68,279     $ (581,864)


WEIGHTED AVERAGE OF
COMMON SHARES
OUTSTANDING                      1,604,163       1,608,163      1,550,685
                                ----------      ----------     ----------


BASIC NET INCOME (LOSS)
PER COMMON                      $    (1.41)     $      .04     $     (.37)
                                ==========      ==========     ==========


For the years ended December 31, 1997, 1996 and 1995 there was no dilutive effect for stock options.

CRJ\EXHIB11